Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 26, 2018

Quarterly Distribution Report No. 215

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 25, 2018.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the second quarter of 2018 (the “Q2 Distribution Period”).

The Trust received $216,396 ($.7792 per Trust Unit) for the Q2 Distribution Period (the “Q2 Payment”), as compared to $168,681 ($.6074 per Trust Unit) for the payment attributable to the second quarter of 2017.

After receiving the Q2 Payment, the Trust paid $72,071 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $144,325 ($.5197 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on September 25, 2018.

During the twelve month period ended September 30, 2018, the Trust’s aggregate distributions will amount to $743,919 ($2.6787 per Trust Unit), as compared to $597,274 ($2.1507 per Trust Unit) during the twelve month period ended September 30, 2017.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2018 and September 30, 2017 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2018		Per Unit*	Three Months Ended September 30, 2017		Per Unit*	Twelve Months Ended September 30, 2018		Per Unit	Twelve Months Ended September 30, 2017		Per Unit

Gross royalty income collected by EMI for the period	$527,500			$465,626			$3,308,711			$3,109,921

Less: Related royalty expense	(173,826)			173,419			1,261,218			1,266,133
Amount deducted by EMI	(130,074)			114,034			946,286			875,962
Adjustment for copyright renewals, etc.	7,204			9,492			85,394			97,625

	311,104			296,945			2,292,898			2,239,720

Balance as reported by EMI	$216,396			$168,681			$1,015,813			$870,201

Payments received by Trust	$216,396		$.7792	$168,681		$.6074	$1,015,813		$3.6578	$870,201		$3.1335

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	72,071		.2595	97,770		.3521	271,894		.9791	272,927		.9828

Balance available for distribution	$144,325		$.5197	$70,911		$.2553	$743,919		$2.6787	$597,274		$2.1507

Distribution per Unit*		$.5197			$.2553			$2.6787			$2.1507

*	Based on the 277,712 Trust Units outstanding.